  Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, MORTGAGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

THIS NOTE IS SUBJECT TO THE TERMS OF A SUBORDINATION AND INTERCREDITOR AGREEMENT, DATED AS OF FEBRUARY 28, 2017, BY AND AMONG THE MAKER, THE PAYEE AND M&T BANK.

SUBORDINATED NOTE
$2,000,000	FEBRUARY 28, 2017

FOR VALUE RECEIVED, LB&B Associates Inc., a North Carolina corporation (“Maker”) hereby promises to pay to the order of Brekford Corp., a Delaware corporation (“Payee”), at the address set forth in paragraph 6 below, the principal sum of Two Million Dollars ($2,000,000), together with interest thereon at an annual rate of 3%, or such lesser rate as shall be the maximum rate allowable under applicable law in accordance with the provisions of this Subordinated Note (this “Note”).

The Maker shall repay this Note as follows: (a) $75,000 plus all accrued interest on each of September 30, 2017; December 31, 2017; March 31, 2018, June 30, 2018 and September 30, 2018 (or, in the event any such date is not a Business Day, the first Business Day after such date), (b) $100,000 plus all accrued interest on each of December 31, 2018; March 31, 2019; June 30, 2019 and September 30, 2019 (or, in the event any such date is not a Business Day, the first Business Day after such date) (c) $125,000 plus all accrued interest on each of December 31, 2019; March 31, 2020; June 30, 2020; September 30, 2020, December 31, 2020; March 31, 2021, June 31, 2021; September 30, 2021; and December 31, 2021 (or, in the event any such date is not a Business Day, the first Business Day after such date), and (d) $100,000 on March 31, 2022. For avoidance of doubt the Maturity date of this note shall be on March 31, 2022 and, subject to Section 7 hereof, all payments of interest and principal outstanding on the Note on the Maturity Date must be made on the Maturity Date. All payments due on this Note shall be made in immediately available funds according to wiring instructions provided by the Payee to the Maker from time to time.

This Note is subject to the following additional provisions:

1.
Purpose of Note. This Note is issued pursuant to that certain Contribution and Unit Purchase Agreement by, between and among Maker, Payee and Global Public Safety, LLC (the “Company”) dated as of February 6, 2017 (the “Purchase Agreement”), whereby Maker will purchase 80.1% of the outstanding equity interests of the Company from Payee (the “Units”) to evidence a portion of the payment therefor. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

2.
Security. This Note is secured pursuant to the terms of that certain Pledge Agreement, dated the date hereof, by and between Maker and Payee, the form of which is attached hereto as Exhibit A (the “Pledge Agreement”).

3.
Prepayment.  Maker shall have the absolute right to prepay this Note in whole or in part at any time and from time to time, without prepayment penalty or premium. Any prepayment of this Note will be credited first against accrued interest, then principal.

4.         Subordination. The payment obligations of Maker hereunder are subject to the terms of that certain Subordination and Intercreditor Agreement entered into contemporaneously herewith by and among M&T Bank (“Senior Lender”), Maker and Payee containing the terms upon which the indebtedness to Payee owed hereunder is subordinated to the indebtedness owed by Maker to Senior Lender (the “Senior Indebtedness”) under that certain Credit Agreement, dated as of the date hereof, by and between the Senior Lender and Maker.

5.           Events of Default.  If any of the following events (each, an "Event of Default") occurs and is continuing for any reason:

(a) failure to pay any amount payable under this Note that remains unpaid for five (5) Business Days after such amount was due;

(b)
failure to observe or perform any of the provisions of this Note, provided that such failure has not been cured within fifteen (15) days after receipt by Maker of written notice thereof from Payee, provided, however, that if such default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by the Maker be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then the Maker shall have an additional period (which shall not in any case exceed thirty (30) days from the date of initial failure) to attempt to cure such default, and within such reasonable time period the failure to cure the default;

(c)
default by Maker in the performance of any of its obligations under the Pledge Agreement, provided that such default has not been cured within fifteen (15) days after receipt by Maker of written notice thereof from Payee, provided, however, that if such default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by the Maker be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then the Maker shall have an additional period (which shall not in any case exceed thirty (30) days from the date of initial failure) to attempt to cure such default, and within such reasonable time period the failure to cure the default;

(d)
commencement against Maker of any involuntary proceeding, suit, or action for reorganization, dissolution, or liquidation which, is not dismissed, stayed or set aside within sixty (60) days from the filing thereof;

(e)
filing by the Maker of a petition under the United States Bankruptcy Code or any other insolvency act which;

(f)
application for, or appointment of, a receiver for all the property of Maker or consent by Maker to the entry of an order for relief in an involuntary proceeding, a general assignment by Maker for the benefit of Maker's creditors, or issuance of a warrant of attachment against the property of Maker where, if involuntarily and not requested by or consented to by Maker, is not discharged within sixty (60) days; or

(g)
an event of default or breach with respect to the Senior Indebtedness, any agreement with the Senior Lender related thereto or any other material indebtedness of the Mater that is not cured within an applicable grace period under such agreements and results in an acceleration of the Senior Indebtedness or such other indebtedness as the case may be.

then, in each case subject to the Subordination Agreement, and in every such Event of Default and at any time thereafter during the continuance of an Event of Default, the Payee may, at its option, by written notice in writing to the Maker, declare the principal of this Note be immediately due and payable, together with all unpaid interest declared thereon, provided, however, that if any Event of Default in clauses (d) or (e) above occurs, this Note will become immediately due and payable, both as to principal and interest, without any action on the part of the Payee and Payee may date such other action as may be provided in the Pledge Agreement.

6.           Set-Off Rights.  As set forth in Section 6.7 of the Purchase Agreement, Maker and the other Purchaser Indemnified Parties shall have the option of recovering and recouping all or any part of any Losses suffered by any or all of them as to which it or they shall be entitled to indemnification from the Payee under Article 6 of the Purchase Agreement by set-off of the amount of such Losses against the amount of any payments due under, or the outstanding principal balance of, this Note.  Maker shall also have the option of recovering all or any part of any adjustment to the Purchase Price due to the Payee pursuant to Section 2.7 of the Purchase Agreement by set-off of the amount of such adjustment against the amount of any payments due under, or the outstanding principal balance of, this Note.  Maker’s and the other Purchaser Indemnified Parties’ right of set-off shall be effected by Maker or the other Purchaser Indemnified Party notifying the Payee that Maker is reducing the outstanding principal amount of this Note or any payments due in respect hereof by the amount of all or any part of such Losses suffered by all or any of Maker or other Purchaser Indemnified Party or the amount of such Purchase Price adjustment, as applicable, and Maker and Payee agree to exchange this Note for a new note reflecting the reduced principal amount and/or interest due to Payee.

7.           Suspension of Interest and Payment. Notwithstanding any other provision of this Note, (i) in the event any claim for indemnification is outstanding by any Purchaser Indemnified Party pursuant to Section 6.2 or Article VI of the Purchase Agreement, accrual of interest hereunder will be suspended until such time as all such claims are resolved in accordance with the provisions of the Purchase Agreement and (ii) in the event any claim for indemnification is outstanding by any Purchaser Indemnified Party pursuant to Section 6.2 or Article VI of the Purchase Agreement, Maker shall be entitled to withhold payment under the Note until such time as such claims are finally resolved in accordance with the provisions of the Purchase Agreement. In the event that the novation of any of the Government Contracts in accordance with the Pre-Novation Agreement and Section 5.4 of the Purchase Agreement is not completed within six months of the Closing, Purchaser shall be entitled to suspend payment hereunder until such time as the novation of each Government Contract is completed, provided, that, upon completion of the novation all of the Government Contracts, or the entry of the Company into replacement contracts for any non-novated Government Contracts, any payments so withheld will be due and payable with the next scheduled payment due hereunder.

8.
Waivers.  Maker, for itself and its successors and assigns, expressly waives presentment, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purposes of accelerating maturity, and diligence in collection, and consents that Payee, without notice, may release or surrender, exchange or substitute any real estate and/or personal property or other collateral security for the payment of this Note, and may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the indebtedness evidenced hereby and such consent shall not alter or diminish the liability of Maker under this Note.

9.
Notices. All notices which are required or may be given under this Note shall be in writing and shall be deemed to have been received when delivered personally or three (3) days after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

(a)
If to Maker:

LB&B Associates Inc.
9891 Broken Land Parkway
Suite 400
Columbia, MD 21046
Attention: Rick Franz
Facsimile No: [_____]
E-mail: rfranz@lbbassociates.com

with a copy (which will not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention: Amy E. Risseeuw
Facsimile No.:                                (919) 781-4865
E-mail: arisseeuw@wyrick.com

(b)
If to Payee:

Brekford Corp.
7020 Dorsey Rd.
Bldg. C
Hanover, MD 21076
Attention: Rodney W. Hillman
Facsimile No: (443) 557 - 0201
E-mail: rhillman@brekford.com

with a copy to:

Sichenzia Ross Ference Kesner LLP
61 Broadway
New York, New York 10006]
Attention: Thomas Rose, Esq.
Facsimile No.: (212) 930-9725
E-mail: trose@srfkllp.com

Either party may designate a new address for purposes of notice hereunder by giving written notice thereof to the other party in accordance with this paragraph.

10.
Collection Expenses. In the event that this Note shall at any time after maturity or after the occurrence of an Event of Default be placed with an attorney for collection, Maker agrees to pay, in addition to the entire unpaid principal balance of this Note and all accrued interest thereon, all costs of collection, including reasonable attorneys’ fees.

11.
Miscellaneous. This Note may not be changed, altered, modified or terminated orally, but only by an agreement or discharge in writing and signed by Maker and by Payee. This Note shall be governed as to validity, construction, enforcement and in all other respects by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The terms of this Note shall be binding upon the successors and assigns of Maker and shall inure to the benefit of the successors and assigns of Payee.

(Signatures appear on the following page.)

IN WITNESS WHEREOF, Maker has duly executed this Note on the date first above written.

LB&B ASSOCIATES INC.

By: /s/ Frederick Franz
Name: Frederick Franz
Its: Executive Senior Vice President

[Signature Page to Promissory Note]